UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2019

RumbleOn, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction
of Incorporation)

001-38248	46-3951329
(Commission File Number)	(I.R.S. Employer Identification No.)
1350 Lakeshore Drive Suite 160 Coppell, Texas	75019
(Address of Principal Executive Offices)	(Zip Code)

(704) 448-5240
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02
Unregistered Sales of Equity Securities.

The information in Item 8.01 below is incorporated into this Item 3.02 by reference.

Item 8.01.
Other Events.

On February 3, 2019 (the “Closing Date”), RumbleOn, Inc. (the “Company”) completed the acquisition (the “Acquisition”) of all of the equity interests of Autosport USA, Inc. (“Autosport”), pursuant to a Stock Purchase Agreement, dated February 1, 2019 (the “Stock Purchase Agreement”), by and among RMBL Express, LLC (the “Buyer”), a wholly owned subsidiary of Company, Scott Bennie (the “Seller”) and Autosport. Aggregate consideration for the Acquisition consisted of (i) a closing cash payment of $662,818.26, plus (ii) a fifteen-month $500,000 promissory note (the “Promissory Note”) in favor of the Seller, plus (iii) a three-year $1,536,000 convertible promissory note (the “Convertible Note”) in favor of the Seller, plus (iv) contingent earn-out payments payable in the form of cash and/or the Company’s Class B Common Stock (the “Earn-Out Shares”) for up to an additional $787,500 if Autosport achieves certain performance thresholds. In connection with the Acquisition, the Buyer also paid outstanding debt of Autosport of $235,000 and assumed additional debt of $257,933 pursuant to a promissory note payable to Seller (the "Second Convertible Note").

The Promissory Note has a term of fifteen months and will accrue interest at a simple rate of 5% per annum. Interest under the Promissory Note is payable upon maturity. Any interest and principal due under the Promissory Note is convertible, at the Buyer’s option into shares of the Company’s Class B Common Stock at a conversion price equal to the weighted average trading price of the Company’s Class B Common Stock on the Nasdaq Stock Exchange for the twenty (20) consecutive trading days preceding the conversion date. The number of shares of the Company’s Class B Common Stock issuable pursuant to the Promissory Note is indeterminate at this time.

The Convertible Note has a term of three years and will accrue interest at a rate of 6.5% per annum. Interest under the Convertible Note is payable monthly for the first 12 months, and thereafter monthly payments of amortized principal and interest will be due. Any interest and principal due under the Convertible Note is convertible into shares of the Company’s Class B Common Stock at a conversion price of $5.75 per share, (i) at the Seller’s option, or (ii) at the Buyer’s option, on any day that (a) any portion of the principal of the Convertible Note remains unpaid and (b) the weighted average trading price of the Company’s Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $7.00 per share. The maximum number of shares issuable pursuant to the Convertible Note is 319,221 shares of the Company’s Class B Common Stock.

The Second Convertible Note has a term of one year and will accrue interest at a simple rate of 5% per annum. Monthly payments of amortized principal and interest will be due under the Second Convertible Note. Any interest and principal due under the Second Convertible Note is convertible into shares of the Company’s Class B Common Stock at a conversion price of $5.75 per share, (i) at the Seller’s option, or (ii) at the Buyer’s option, on any day that (a) any portion of the principal of the Second Convertible Note remains unpaid and (b) the weighted average trading price of the Company’s Class B Common Stock on Nasdaq for the twenty (20) consecutive trading days preceding such day has exceeded $7.00 per share. The maximum number of shares issuable pursuant to the Second Convertible Note is 47,101 shares of the Company’s Class B Common Stock.

The Promissory Note, the Convertible Promissory Note and Second Convertible Promissory Note (including the underlying Class B Common Stock under such notes) and the Earn-Out Shares were and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, and Regulation D thereunder, as a sale not involving any public offering.

On February 4, 2019, the Company issued a press release announcing the closing of the Acquisition. A copy of such press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.
Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
Description

99.1
Press Release, dated February 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: February 4, 2019	By:	/s/ Steven R. Berrard
Steven R. Berrard
Chief Financial Officer